SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:

     |_|  Preliminary Proxy Statement

     |_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     |X|  Definitive Proxy Statement

     |_|  Definitive Additional Materials

     |_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

     Payment of Filing Fee (Check the appropriate box):

     |X|  No Fee Required

     |_| Fee computed on table below per Exchange Act Rulrs 14a-6(i)(1) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount in which the filing fee is calculated and state how it was determined)

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:


     (5)  Total fee paid:

     |_|  Fee paid previously with preliminary materials

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration No.:

--------------------------------------------------------------------------------

     (3)  Filing party:

--------------------------------------------------------------------------------

     (4)  Date filed:

--------------------------------------------------------------------------------

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                               300 Crescent Court
                             Building 300, Suite 850
                               Dallas, Texas 75201

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           to be held on May 26, 1998

                                   ----------


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Stockholders (the "Meeting") of TOTAL ENTERTAINMENT RESTAURANT CORP., a Delaware corporation (the "Company"), will be held at the Fox & Hound English Pub & Grille, 18918 Midway Rd., Dallas, Texas, 75287, 10:00 a.m. local time, for the following purposes:

     1. To elect two (2) members of the Board of Directors to serve until the 2001 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;

     2. To ratify the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 29, 1998; and

     3. To transact such other business as may properly be brought before the Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 21, 1998 as the record date for the Meeting. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Meeting.


                                            By Order of the Board of Directors

                                            /s/ JAMES K. ZIELKE
                                            --------------------------
                                            JAMES K. ZIELKE, Secretary


Dated: April 27, 1998.



WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                               300 Crescent Court
                             Building 300, Suite 850
                               Dallas, Texas 75201

                                   ----------

                                 PROXY STATEMENT
                                       FOR
                       1998 ANNUAL MEETING OF STOCKHOLDERS
                                  May 26, 1998

                                   ----------


                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders by the Board of Directors of Total Entertainment Restaurant Corp., a Delaware corporation (the "Company"), in connection with the solicitation of the accompanying Proxy for use at the 1998 Annual Meeting of Stockholders of the Company (the "Meeting") to be held at the Fox & Hound English Pub & Grille, 18918 Midway Rd., Dallas, Texas, 75287, 10:00 a.m. local time, or at any adjournments thereof.

     The principal executive offices of the Company are located 300 Crescent Court, Building 300, Suite 850, Dallas, Texas 75201. The approximate date on which this Proxy Statement and the accompanying Proxy will first be sent or given to stockholders is April 27, 1998.

                        RECORD DATE AND VOTING SECURITIES

     Only stockholders of record at the close of business on April 21, 1998, the record date (the "Record Date") for the Meeting, will be entitled to notice of, and to vote at, the Meeting and any adjournments thereof. As of the close of business on the Record Date, there were outstanding 10,415,000 shares of the Company's common stock, $.01 par value (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote. There was no other class of voting securities of the Company outstanding on the Record Date. A majority of the outstanding shares of Common Stock present in person or by proxy is required for a quorum.

                        ATTENDANCE AT THE ANNUAL MEETING

     For admission to the Meeting, stockholders who own shares of Common Stock in their own names should come to the stockholders check-in table, where their ownership will be verified. Those who have beneficial ownership of Common Stock that is held of record by a bank or broker (often referred to as "holding in street name") should also come to the stockholders check-in table; they must bring acccount statements or letters from their banks or brokers indicating that they owned the Company's Common Stock as of the Record Date.

     The doors to the Fox & Hound English Pub & Grille will be opened at 9:30 a.m. and the Meeting will begin at 10:00 a.m.

                                VOTING OF PROXIES

     Shares of Common Stock represented by Proxies, which are properly executed, duly returned and not revoked, will be voted in accordance with the instructions contained therein. If no specification is indicated on the Proxy, the shares of Common Stock represented thereby will be voted (i) for the election as Directors of the persons who have been nominated by the Board of Directors, (ii) for the ratification of the appointment of Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 29, 1998 and (iii) for any other matter that may properly be brought before the Meeting in accordance with the judgment of the person or persons voting the Proxy. The execution of a Proxy will in no way affect a stockholder's right to attend the Meeting and vote in person. Any Proxy executed and returned by a stockholder may be revoked at any time thereafter if written notice of revocation is given to the Secretary of the Company prior to the vote to be taken at the Meeting, or by execution of a subsequent proxy which is presented to the Meeting, or if the stockholder attends the Meeting and votes by ballot, except as to any matter or matters upon which a vote shall have been cast pursuant to the authority conferred by such Proxy prior to such revocation. For purposes of determining the presence of a quorum for transacting business at the Meeting, abstentions and broker "non-voters" (i.e., proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares on a particular matter with respect to which the brokers or nominees do not have discretionary power) will be treated as shares that are present but which have not been voted.

     The cost of solicitation of the Proxies being solicited on behalf of the Board of Directors will be borne by the Company. In addition to the use of the mails, proxy solicitation may be made by telephone, telegraph and personal interview by officers, directors and employees of the Company. The Company will, upon request, reimburse brokerage houses and persons holding Common Stock in the names of their nominees for their reasonable expenses in sending soliciting material to their principals.

                               SECURITY OWNERSHIP

     The following table sets forth information concerning ownership of the Company's Common Stock, as of April 21, 1998, by each person known by the Company to be the beneficial owner of more than five percent of the Common Stock, each director, each executive officer as defined in Item 402(a)(3) of Regulation S-K ("Item 402(a)(3)") and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the address for five percent stockholders, directors and executive officers of the Company is 300 Crescent Court, Building 300, Suite 850, Dallas, Texas 75201.

            Name and Address                                                   Shares         Percentage
           of Beneficial Owner                                           Beneficially Owned    of Class
           -------------------                                           ------------------   ----------
     Jamie B. Coulter ...................................................   2,080,000            20.0
     Gary M. Judd .......................................................     140,000             1.3
     James K. Zielke ....................................................      50,000               *
     Dennis L. Thompson(1)...............................................     539,800             5.2
     Thomas A. Hager(2) .................................................     725,600             7.0
     Steven Wolosky .....................................................      29,920               *
     William F. Orthwein ................................................      20,000               *
     Christopher Goldsbury ..............................................          --              --
     Stephen P. Hartnett(3) .............................................     361,240             3.5
       4504 Winewood Court
       Colleyville, Texas 76034
     United Strategic Trading II, Inc ...................................     494,240             4.7
       4504 Winewood Court
       Colleyville, Texas 76034
     Organized Capital II, Ltd ..........................................     526,800             5.1
       4504 Winewood Court
       Colleyville, Texas 76034
     All directors and executive officers as a group (8) persons(1)(2)..    3,585,320            34.4

--------------
*    Less than 1%

(1) Includes 244,900 shares held by Mr. Thompson's wife, Sharon K. Thompson. Mr. Thompson disclaims beneficial ownership of these shares.

(2) Includes (i) 72,000 shares held by Mr. Hager as custodian for the benefit of his two children and (ii) 326,800 shares of Common Stock held by Mr. Hager's wife, Karen P. Hager. Mr. Hager disclaims beneficial ownership of the shares held by his wife.

(3) Excludes 494,240 shares held by United Strategic Trading II, Inc. and 526,800 shares held by Orgainzed Capital II, Ltd. Mr. Hartnett is a trading advisor to these entities, certain members of Mr. Hartnett's family are stockholders or partners of such entities and Mr. Hartnett is the sole stockholder of the corporate general partner of Organized Capital II, Ltd. Mr. Hartnett's wife, Sandra Hartnett, holds approximately 34% and 20% of the issued and outstanding stock or partnership interests of such companies, respectively. Mr. Hartnett disclaims beneficial ownership of these shares.

                       PROPOSAL I -- ELECTION OF DIRECTORS

     Article Fifth, Paragraph B of the Certificate of Incorporation of the Company, and Article Two, Section 2.1 of its By-Laws provide for the organization of the Board of Directors into three classes. The number of Directors is established by the By-Laws pursuant to Board authorization. Currently the By-Laws provide for seven (7) Directors. All nominees for Director are currently directors of the Company. Dennis L. Thompson and Thomas A. Hager were appointed to the Board of Directors in February 1997 and July 1997, respectively. All Directors are chosen for a full three-year term to succeed those whose terms expire. It is therefore proposed that two (2) Directors be elected to serve until the Annual Meeting of Stockholders to be held in 2001 and until their successors are elected and shall have qualified.

     Unless otherwise specified, all Proxies received will be voted in favor of the election of Dennis L. Thompson and Thomas A. Hager, the two (2) nominees. Directors shall be elected by a plurality of the votes cast, in person or by proxy, at the Meeting. Abstentions from voting and broker nonvotes on the election of directors will have no effect since they will not represent votes cast at the Meeting for the purpose of electing directors. The terms of the nominees expire at the Meeting and when their successors are duly elected and shall have qualified. Management has no reason to believe that either of the nominees will be unable or unwilling to serve as a director, if elected. Should either of the nominees not remain a candidate for election at the date of the Meeting, the Proxies will be voted in favor of the nominee who remains a candidate and may be voted for a substitute nominee selected by the Board of Directors.

     The following table sets forth the ages and terms of office of the Directors of the Company:

                                                            Term of Office
               Name                           Age        as Director Expires
               ----                           ----       -------------------
        Jamie B. Coulter ..................    57               2000
        Gary M. Judd ......................    39               1999
        Dennis L. Thompson ................    54               1998
        Thomas A. Hager ...................    49               1998
        Steven Wolosky ....................    42               1999
        William F. Orthwein ...............    37               2000
        Christopher Goldsbury .............    54               2000

     Jamie B. Coulter has served as Chairman of the Board since March 1997. Mr. Coulter has served as Chairman and Chief Executive Officer of Lone Star Steakhouse and Saloon, Inc. ("Lone Star") since January 1992 and was president of Lone Star from 1992 through 1995 (and a director and executive officer of various subsidiaries of Lone Star since 1991). Between 1965 and 1980, Mr. Coulter and his partners developed and operated Pizza Hut and Kentucky Fried Chicken restaurants as one of the largest franchisees of both systems. From 1980 to May 1997, Mr. Coulter had been the sole stockholder, chairman, chief executive officer and president of various Pizza Hut entities operating more than 80 Pizza Hut restaurants in 11 states. Since 1980, Mr. Coulter has been the sole stockholder and president of Coulter Enterprises, Inc. ("Coulter Enterprises"), a management and consulting company that provides management, accounting and administrative services for Mr. Coulter's Pizza Hut franchises and other affiliated and non-affiliated businesses.

     Gary M. Judd has served as Chief Executive Officer, President and Chief Operating Officer and Director since June 1997. Mr. Judd served as vice president of special projects with Coulter Enterprises from October 1993 to May 1997. From March 1989 to September 1993, Mr. Judd was employed by Western Sizzlin, Inc. in various capacities, most recently as director of franchise operations. From March 1984 to February 1989, Mr. Judd served as a director of operations with Coulter Enterprises.

     Dennis L. Thompson has been a Director of the Company since February 1997 and from 1989 to 1997 was an investor with Bailey Sports Grille, Inc., of which he was co-founder. Since January 1998, Mr. Thompson has been a private investor. Mr. Thompson served as senior vice president of real estate of Lone Star from January 1992 to December 1997 and has been a director of Lone Star since January 1992. Mr. Thompson's term as director of Lone Star expires in May 1998, and he is not seeking re-election. From 1989 to December 1997, Mr. Thompson was an executive officer and a director of various subsidiaries of Lone Star. From 1985 to August 1995, he was an executive officer, director and stockholder of Creative Culinary Concepts Inc., a company that owned and operated Lone Star Steakhouse and Saloons and certain other restaurants.

     Thomas A. Hager has been a Director of the Company since July 1997. Mr. Hager was a co-founder of Bailey's Sports Grille, Inc. and served as its president from inception in November 1989 until February 1997. Prior to founding Bailey's Sports Grille, Inc., Mr. Hager owned and operated a restaurant in Charlotte, North Carolina. Mr. Hager is also the founder of Thomas Advertising, Inc., a national billboard advertising agency, where he has served as president since its inception in 1983.

     Steven Wolosky has been a Director of the Company since July 1997. Mr. Wolosky has been a partner of the law firm of Olshan Grundman Frome & Rosenzweig LLP since January 1987. Mr. Wolosky is also a director of Uniflex, Inc., a company that designs, manufactures and sells a variety of plastic products, and assistant secretary of WHX Corp., a holding company for an integrated steel manufacturer.

     William F. Othwein has been a Director of the Company since July 1997. Mr. Orthwein has been an independent floor trader in the Standard and Poor's 500 pit at the Chicago Mercantile Exchange since 1984.

     Christopher Goldsbury has been a Director of the Company since July 1997. Mr. Goldsbury has been the president and chief executive officer of Silver Ventures, a San Antonio, Texas based private investment company since March 1995. Prior thereto, Mr. Goldsbury was employed by Pace Foods, Inc., a San Antonio, Texas based company that produces Pace Picante Sauce. Mr. Goldsbury joined Pace Foods in 1969, held positions in both production and sales from 1969 to 1979, was president from 1979 to 1982 and chairman of the board and chief executive officer from 1982 to March 1995.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES.

Meetings

     For the fiscal year ended December 30, 1997, there were two meetings of the Board of Directors. All directors attended each meeting other than Mr. Goldsbury. From time to time, the members of the Board of Directors act by unanimous written consent pursuant to the laws of the State of Delaware. The Board of Directors does not have a standing nominating committee.

     The Board of Directors has created an Audit Committee, a Compensation Committee and a Stock Option Committee. The Audit Committee is composed of independent directors and is charged with reviewing the Company's annual audit and meeting with the Company's independent auditors to review the Company's internal controls and financial management practices. The Compensation Committee, which is also composed of independent directors, recommends to the Board of Directors compensation for the Company's key employees. The Stock Option Committee is also composed of independent directors and administers the Company's 1997 Incentive and Nonqualified Stock Option Plan (the "Plan") and awards stock options thereunder. The members of the Audit Committee are Messrs. Hager, Orthwein and Wolosky. The members of the Compensation Committee are Messrs. Goldsbury, Orthwein and Wolosky. The members of the Stock Option Committee are Messrs. Goldsbury, Orthwein and Thompson. During 1997, there was one meeting of the Audit Committee and no meetings of the Compensation Committee or Stock Option Committee. From time to time, such committees act by written consent in lieu of a meeting.

Other Executive Officers

     James K. Zielke, 33, has served as Chief Financial Officer and Secretary since April 1997. From January 1997 until April 1997, Mr. Zielke was the senior director-tax for PepsiCo Restaurant Services Group, Inc. Mr. Zielke was employed by Pizza Hut, Inc. from March 1993 until January 1997, most recently as director-tax from March 1995 until January 1997. Prior to his employment by Pizza Hut, Inc., Mr. Zielke was employed by Ernst & Young, LLP from June 1986 until March 1993.

                             EXECUTIVE COMPENSATION

     The following table sets forth all compensation awarded to, earned by or paid to all executive officers with respect to the fiscal year ended December 30, 1997.

                           SUMMARY COMPENSATION TABLE


                                              Annual Compensation               Long Term Compensation
                                         ---------------------------   ----------------------------------------
                                                                                     Number of
                                                                                     Securities
                                                                       Other Annual  Underlying     All Other
Name and Principal Position              Year   Salary      Bonus($)   Compensation  Options(#)  Compensation(1)
----------------------                   ----   ------      --------   ------------  ----------  --------------
Jamie B. Coulter ......................  1997        --        --          --         500,000          --
Chairman of the Board

Gary M. Judd ..........................  1997   $95,538        --          --         100,000          --
Chief Executive Officer,
President and Chief
Operating Officer

Michael A. Nahkunst ...................  1997   $13,720        --          --              --(2)       --
Chief Executive Officer,
President and Chief
Operating Officer

James K. Zielke .......................  1997   $91,127        --          --          50,000          --
Chief Financial Officer

----------
(1) Perquisites and other personal benefits, securities or property received by each executive officer did not exceed the lesser of $50,000 or 10% of such executive officer's annual salary and bonus.

(2) 100,000 options granted to Mr. Nahkunst were cancelled as a result of the termination of his employment.

Option Grant Table

     The following table sets forth certain information regarding stock option grants made to the executive officers for services performed during the fiscal year ended December 30, 1997.

                        Option Grants in Last Fiscal Year

                                                                             Potential Realizable Value at Assumed Rates of Stock
                                                                                      Price Appreciation for Option Term
                                               Individual Grants                                     (1)(2)
                                      ------------------------------------   ---------------------------------------------------
                                                  % of Total
                                       Number of    Options
                                      Securities  Granted to     Exercise
                                      Underlying Employees in     or Base        Expiration
       Name                           Options(#)  Fiscal Year  Price ($/Sh)         Date              5%              10%
       -----                          ----------  -----------  ------------       --------        ----------     ----------
Jamie B. Coulter ...................   500,000        60.3%        $9.000         07/17/07        $2,830,000     $7,172,000

Gary M. Judd .......................   100,000        12.1%        $9.000         07/17/07          $566,000     $1,434,000

James K. Zielke ....................    50,000         6.0%        $9.000         07/17/07          $283,000       $717,000

----------
(1) The options indicated vest ratably over a five-year period that commences on July 17, 1998.

(2) The potential realizable portion of the foregoing table illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation on the Company's Common Stock over the term of the options. These numbers do not take into account provisions of certain options providing for termination of the option following termination of employment, nontransferability or differences in vesting periods. Regardless of the theoretical value of an option, its ultimate value will depend on the market value of the Common Stock at a future date, and that value will depend on a variety of factors, including the overall condition of the stock market and the Company's results of operations and financial condition. There can be no assurance that the values reflected in this table will be achieved.

Option Exercise Table

     No options were exercised by the executive officers during the fiscal year ended December 30, 1997. The following table sets forth certain information concerning unexercised options held as of December 30, 1997 by the executive officers.

           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL
                             YEAR-END OPTION VALUES

                                       Number of Securities             Value of Unexercised
                                 Underlying Unexercised Options at     In-the Money Options at
                                         December 30, 1997            December 30, 1997 ($)(1)
                                 ---------------------------------   ---------------------------
Name                              Exercisable        Unexercisable   Exercisable   Unexercisable
-----                             -----------        -------------   -----------   -------------
Jamie B. Coulter ...............      --                500,000           --           --
Gary M. Judd ...................      --                100,000           --           --
James K. Zielke ................      --                 50,000           --           --

----------
(1) Such amounts are based on the closing price of a share of Common Stock ($4.500) as reported by the Nasdaq National Market ("NASDAQ") on December 30, 1997.

Directors Compensation

     Directors who are not employees of the Company ("Eligible Directors") receive an annual fee of $3,000 and a fee of $500 for each Board of Directors meeting attended and are reimbursed for their expenses. Employees who are Directors are not entitled to any compensation for their service as a Director. Eligible Directors are also entitled to receive grants of options under the Company's 1997 Directors Stock Option Plan (the "Directors Plan"). Each Eligible Director will receive a grant of an option to purchase 10,000 shares of Common Stock upon election to the Board of Directors, and will be granted another option to purchase 3,000 shares of Common Stock annually thereafter so long as he remains an Eligible Director. The exercise price for such shares is equal to the closing sale price of the Common Stock as reported on the NASDAQ on the closing date of grant. Currently, options to purchase 50,000 shares of Common Stock are outstanding under the Directors Plan at an exercise price of $9.00 per share.

Employment Agreements

     The Company has entered into separate employment agreements, with each of Messrs. Judd and Zielke, dated as of June 11, 1997 and April 7, 1997, respectively, providing for the employment of such individuals as Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer, respectively. Each employment agreement provides that the officer shall devote substantially all of his professional time to the business of the Company. The agreements provide for annual base salaries of $175,000 and $125,000, respectively, for Messrs. Judd and Zielke, subject to increases as determined by the Board of Directors. Each agreement terminates in April 2002 with an option by the Company to extend the term for an additional one-year period and contains non-competition and non-solicitation provisions. Messrs. Coulter, Hager and Thompson have also entered into non-competition, confidentiality and non-solicitation agreements with the Company.

Joint Report by the Compensation Committee and the Stock Option Committee on Executive Compensation

General

     The Compensation Committee determines the cash and other incentive compensation (with the exception of stock options which are granted by the Stock Option Committee), if any, to be paid to the Company's executive officers and key employees. Messrs. Goldsbury, Orthwein and Wolosky, independent directors of the Company, serve as members of the Compensation Committee and the Messrs. Goldsbury, Orthwein and Thompson, non-employee directors of the Company, serve as members of the Stock Option Committee and are "non-employee directors" (within the meaning of Rule 16b-3 under the Act). During fiscal 1997, there were no meetings of the Compensation Committee or the Stock Option Committee.

Compensation Philosophy

     The Compensation Committee's executive compensation philosophy is to base management's pay, in part, on the achievement of the Company's annual and long-term performance goals, to provide competitive levels of compensation, to recognize individual initiative, achievement and length of service to the Company, and to assist the Company in attracting and retaining qualified management. The Compensation Committee established executives' base salaries at relatively low levels. It is the philosophy of the Compensation Committee in tandem with the Stock Option Committee to provide officers with the opportunity to realize potentially significant financial gains through the grants of stock options. The Compensation Committee also believes that the potential for equity ownership by management is beneficial in aligning management's and stockholders' interest in the enhancement of stockholder value. However, the decision to ultimately grant stock options is based primarily on the criteria set forth under "Stock Option Plan" below.

     Section  162(m) of the  Internal  Revenue  Code of 1986,  as  amended  (the
"Code"), prohibits a publicly held corporation, such as the Company, from claiming a deduction on its federal income tax return for compensation in excess of $1 million paid in a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation's fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation's fiscal year. The $1 million compensation deduction limitation does not apply to "performance-based compensation." The Company believes that any compensation received by executive officers in connection with the exercise of options granted under the Plan qualifies as "performance-based compensation." Accordingly, the Company has not established a policy with respect to Section 162(m) of the Code because the Company has not and does not currently anticipate paying compensation in excess of $1 million per annum to any employee.

Salaries

     Base salaries for the Company's executive officers are determined initially by evaluating the responsibilities of the position held and the experience of the individual, food service and management experience, and by reference to the competitive marketplace for management talent, including a comparison of base salaries for comparable positions at comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, as defined herein. Such companies are comparable in that they are fast-growth companies. The Company believes salaries for its officers are below average as compared to the companies reviewed. Annual salary adjustments are determined in descending level of importance by (i) evaluating the financial results achieved by the Company, which includes revenues, earnings, unit growth and profit margins of the Company, (ii) the performance of the executive particularly with respect to the ability to manage growth and profitability of the Company, (iii) the length of the executive's service to the Company and (iv) any increased responsibilities assumed by the executive. There are no restrictions on salary adjustments of the Company. The Company has employment agreements, which were approved by the Board of Directors, with Messrs. Judd and Zielke which set the base salaries for such individuals. These base salaries are based on and are reviewed annually in accordance with the factors described in this paragraph and the terms of the employment agreements. See "Summary Compensation Table -- Employment Agreements."

Annual Bonuses

     The Company does not currently have a formal bonus plan for its executives and no bonuses were paid to executives for the 1997 fiscal year. The Company may in the future adopt an executive bonus plan. As indicated under "Stock Option Plan" below, the Company has granted options to its executive officers in part to incentivize management by aligning management's and stockholders' interest in the enhancement of stockholder value.

Compensation of Chief Executive Officer

     Mr. Judd's base annual salary in 1997 was $125,000. Mr. Judd's base salary is based upon the factors described in the "Salaries" paragraph above. Mr. Judd's salary, by design, is below average as compared to the salaries of executive officers of companies reviewed by the Company. As noted above, the Company does not presently have a formal bonus plan for executives and no bonus was paid to Mr. Judd for the 1997 fiscal year. See "Option Grant Table" for options granted to Mr. Judd in July 1997.

Stock Option Plan

     It is the philosophy of the Stock Option Committee to tie a significant portion of an executive's total opportunity for financial gain to increases in stockholder value, thereby aligning the long-term interest of the stockholders with the executives and to retain such key employee.

     All salaried employees, including executives and part-time employees, of the Company and its subsidiaries, are eligible for grants of stock options pursuant to the Plan. In addition, because the executives' base salaries are currently set below the average of similar positions in comparable companies within the Company's industry, which includes companies which comprise the Company's Peer Group, and because the Company presently maintains neither a qualified retirement program nor a bonus plan for executives, the Plan is intended to provide executives with opportunities to supplement their base compensation.

         Compensation Committee:                Christopher Goldsbury
                                                William F. Orthwein
                                                Steven Wolosky

         Stock Option Committee:                Christopher Goldsbury
                                                William F. Orthwein
                                                Dennis L. Thompson

Compensation Committee Interlocks

     The Compensation Committee consists of Messrs. Goldsbury, Orthwein and Wolosky. Except as set forth in "Certain Relationships and Related Transactions -- Other Affiliated Transactions," none of such Directors was a party to any transaction with the Company which requires disclosure under Item 402(j) of Regulation S-K.

Common Stock Performance

     The following graph compares the total return on the Company's Common Stock from the commencement of trading of the Company's Common Stock on July 18, 1997 to the total returns of the Standard & Poor's Mid-Cap 400 Index and the Standard & Poor's Restaurant Industry Index (the "Peer Group").



                           COMPARISON OF TOTAL RETURN
                     FROM JULY 18, 1997 TO DECEMBER 30, 1997
                                      AMONG
                      TOTAL ENTERTAINMENT RESTAURANT CORP.,
           THE STANDARD & POOR'S MID-CAP 400 INDEX AND THE PEER GROUP

                            TOTAL SHAREHOLDER RETURNS
                            -------------------------

 [THE FOLLOWING TABLE WAS REPRESENTED BY A LINE CHART IN THE PRINTED MATERIAL.]

                                     Base
                                    Period
Company/Index                      17 Jul 97                     Dec 97
================================================================================
Total Entertainment
     Restaurant Corp.                100                         44.51
S&P Restaurants Index                100                         95.42
S&P MidCap 400 Index                 100                        109.79


     Assumes $100 invested on July 18, 1997 in the Company's Common Stock, the Standard & Poor's Mid-Cap 400 Index and the Peer Group. The calculations in the table were made on a dividends reinvested basis.

     There can be no assurance that the Company's Common Stock performance will continue with the same or similar trends depicted in the above graph.

       PROPOSAL II -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Ernst & Young, LLP as the Company's independent auditors for the fiscal year ending December 29, 1998. Although the selection of independent auditors does not require ratification, the Board of Directors has directed that the appointment of Ernst & Young, LLP be submitted to stockholders for ratification due to the significance of their appointment to the Company. If stockholders do not ratify the appointment of Ernst & Young, LLP as the Company's independent auditors, the Board of Directors will consider the appointment of other certified public accountants. A representative of Ernst & Young, LLP will be present at the Meeting and will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Ernst & Young, LLP requires the affirmative vote of a majority of the votes cast by all stockholders represented and entitled to vote thereon. An abstention, withholding of authority to vote or broker non-vote, therefore, will not have the same legal effect as an "against" vote and will not be counted in determining whether the proposal has received the required stockholder vote.

Recommendation of the Board of Directors

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 29, 1998.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Services Agreement

     The Company has entered into a services agreement with Coulter Enterprises, pursuant to which the Company utilizes certain accounting and administrative services provided by Coulter Enterprises. The services agreement initially expired on December 30, 1997 and is renewable thereafter on a year-to-year basis. For fiscal year 1997, the fixed annual charge, which was pro rated for 1997, was $94,000 and the per unit per 28-day accounting period fee was $426 plus reimbursement of all direct out-of-pocket costs and expenses. For the fiscal year ended December 30, 1997, the Company incurred fees of $77,155 under the services agreement. For fiscal year 1998, the fixed annual charge is $194,500 and the per unit per 28-day accounting period fee is $466 plus reimbursement of all direct out-of-pocket costs and expenses. The amount of the services fee will be reviewed annually and will be subject to approval by a majority of the disinterested directors of the Company.

Other Affiliated Transactions

     Mr. Steven Wolosky, a Director of the Company, is a member of the law firm of Olshan Grundman Frome & Rosenzweig LLP, which law firm has been retained by the Company during the last fiscal year. Fees received from the Company by such firm during the last fiscal year did not exceed 5% of such firm's or the Company's gross revenues.

                              STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the proxy materials to be distributed in connection with the next Annual Meeting of Stockholders of the Company, stockholder proposals for such meeting must be submitted to the Company no later than December 28, 1998.

                                  ANNUAL REPORT

     All stockholders of record as of April 21, 1998 have been sent, or are concurrently herewith being sent, a copy of the Company's Annual Report for the fiscal year ended December 30, 1997. Such report contains certified consolidated financial statements of the Company and its subsidiaries for the fiscal year ended December 30, 1997.

                                            By Order of the Company,

                                            /s/ JAMES K. ZIELKE
                                            --------------------------
                                            JAMES K. ZIELKE, Secretary


Dallas, Texas
Dated: April 27, 1998


The Company will furnish, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 30, 1997 (without exhibits) as filed with the Securities and Exchange Commission to stockholders of record on the Record Date who make written request therefor to James K. Zielke, Secretary, Total Entertainment Restaurant Corp., 300 Crescent Court, Building 300, Suite 850, Dallas, Texas 75201.

                      TOTAL ENTERTAINMENT RESTAURANT CORP.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1998
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, a stockholder of Total Entertainment Restaurant Corp., a Delaware Corporation (the "Company"), does hereby appoint Jamie B. Coulter and Gary M. Judd and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present at the 1998 Annual Meeting of Stockholders of the Company to be held at the Fox & Hound English Pub & Grille restaurant located at 18918 Midway Road, Dallas, Texas 75287, on
Tuesday, May 26, 1998 at 10:00 a.m. local time, or at any adjournment or adjournments thereof.

   The undersigned hereby instructs said proxies or their substitutes:


1. ELECTION OF DIRECTORS: The election of the following directors: Dennis L. Thompson and Thomas A. Hager, to serve until the 2001 annual meeting of stockholders and until their successors have been duly elected and qualified.

         [ ] FOR        [ ] AGAINST       [ ] WITHHOLD AUTHORITY to vote for any
                                              nominee(s), print names(s) below

                                              ---------------------------------


2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Ernst & Young, LLP as the independent auditors of the Company for the fiscal year ending December 29, 1998.

         [ ] FOR        [ ] AGAINST         [ ]  ABSTAIN


                     (Continued and to be signed and dated, on the reverse side)

(Continued from other side)

3. DISCRETIONARY AUTHORITY: To vote with discretionary authority with respect to all other matters which may come before the Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREINBEFORE GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED TO ELECT THE NOMINEES AS DIRECTORS, TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS THE COMPANY'S INDEPENDENT AUDITORS AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY WITH RESPECT TO ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

                                       The undersigned  hereby revokes any proxy
                                       or proxies  heretofore given and ratifies
                                       and   confirms   that  all  the   proxies
                                       appointed hereby, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated April 27, 1998, and a copy of the Company's Annual Report for the fiscal year ended December 30, 1997.

                                       DATED: _________________________, 1998

                                       ________________________________, (L.S.)

                                       ________________________________, (L.S.)
                                                   Signature(s)


NOTE: Your signature should appear the same as your name appears hereon. In signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties in the joint tenancy must sign. When a proxy is given by a corporation, it should be signed by an authorized officer and the corporate seal affixed. No postage is required if mailed in the United States.